Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

2 January 2018

Extension of Athyrium term loan

Universal Biosensors, Inc. (ASX: UBI) announced today that it has extended the maturity date of the term loan provided by investment funds managed by Athyrium Capital Management, LP (Athyrium) from 19 December 2018 until 1 July 2019.

Universal Biosensors entered into the term loan with the Athyrium funds in December 2013 and has drawn down US$15 million. The extension provides Universal Biosensors additional flexibility to manage its cash resources. The interest rates applicable under the loan remain unchanged. Universal Biosensors will not be required to pay any early repayment premium in the event it repays the loan after 19 December 2018.

In consideration of granting the extension, the Athyrium funds will be paid a fee of US$200,000 and will be reimbursed certain of their expenses associated with the amendment.

For a detailed description of the term loan with the Athyrium funds, please refer to our most recent Annual report and/or Quarterly report. The Form 8-K which will be filed with the Securities Exchange Commission with respect to the amendment is enclosed.

Ends

Enquiries:

Mr. Rick Legleiter

Mr. Salesh Balak

+61 3 9213 9000

About Universal Biosensors

For additional information regarding Universal Biosensors, refer to: http://www.universalbiosensors.com. Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the US Securities Exchange Act of 1934. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposals outlined in this release will occur, and the terms of any such proposal are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.